Exhibit 99.1

FOR IMMEDIATE RELEASE
Lear Provides Business Update Regarding COVID-19 and Withdraws Full Year 2020 Guidance

Lear taking decisive actions in response to coronavirus pandemic, including:

•	Instituting additional employee safety measures

•	Drawing down $1.0 billion on revolving credit facility

•	Temporarily suspending share repurchases and quarterly dividend

•	Withdrawing full year 2020 outlook

•	Undertaking operational actions to reduce costs and preserve liquidity

SOUTHFIELD, Mich., March 26, 2020 -- Lear Corporation (NYSE: LEA), a global automotive technology leader in Seating and E-Systems, today announced it is undertaking several decisive actions in response to the coronavirus pandemic. These actions include instituting additional employee safety measures and enhancing the Company’s financial flexibility in light of the substantial impact COVID-19 is having on the global automotive industry and the global economy more broadly.
Employee-Related Actions
Over the past several weeks, in response to COVID-19, Lear has implemented measures to protect the health and safety of employees globally. These actions include:

•	Requiring non-essential administrative staff to work from home

•	Preventing visitors from entering Company buildings

•	Managing shift changes and staggering lunch breaks to thoroughly disinfect common areas and promote social distancing

•	Installing additional hand sanitizer dispensers and more frequently cleaning often-touched surfaces

•
Adhering to safety guidelines provided by the World Health Organization and Centers for Disease Control and Prevention, as well as all orders and directives regarding business operations issued by Federal, State and local authorities

Balance Sheet and Liquidity Actions
Lear has ample liquidity and no significant near-term debt maturities. However, in light of the highly uncertain environment, the Company believes it is prudent to take a series of preemptive actions to further strengthen its balance sheet and enhance its financial flexibility. Therefore, the Board of Directors has authorized the following actions:

•	Drawing down $1.0 billion from the Company’s $1.75 billion revolving credit facility, which matures in August 2024

•	Temporarily suspending share repurchases

•	Temporarily suspending quarterly dividend

The $1.0 billion of funds from the drawdown of the credit facility will supplement the Company’s strong cash position, which, as of December 31, 2019, was approximately $1.5 billion. Following the drawdown, the Company will have remaining availability of $750 million on its revolver.
The Company also is taking swift action to aggressively manage operating costs, capital expenditures and working capital, including eliminating discretionary spending and adjusting production activity in response to rapid declines in industry volumes.
“Lear has a strong balance sheet, which positions us to weather significant industry downturns and uncertain conditions,” said Lear President and CEO Ray Scott. “During this challenging time, our top priority is the health and safety of our employees, and we have instituted new safety protocols at all our facilities globally. We also have dedicated teams working to ensure we will be fully prepared to ramp up our manufacturing operations safely and efficiently when automotive industry production recovers. At the same time, we are proactively managing operating costs and cash flow to minimize the impact of sudden production declines on our profitability and financial position. I am proud of the dedication and resolve our employees have shown during this difficult period and am confident we will emerge from this crisis in a strong financial and competitive position.”
Guidance Update
Given the speed with which the COVID-19 situation is developing and the unprecedented uncertainty around its ultimate impact, Lear is withdrawing its full year 2020 guidance, which was issued January 28, 2020, and did not factor in the effects of the coronavirus pandemic. The Company will provide more information on its first quarter 2020 earnings call.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding anticipated financial results and liquidity.  The words "will," "may," "designed to," "outlook," "believes," "should," "anticipates," "plans," "expects," "intends," "estimates," "forecasts" and similar expressions identify certain of these forward-looking statements.  The Company also may provide forward-looking statements in oral statements or other written materials released to the public.  All statements contained or incorporated in this press release or in any other public statements that address operating performance, events or developments that the Company expects or anticipates may occur in the future are forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements are discussed in the Company's Annual Report on Form 10-K for the year ended December 31, 2019, and its other Securities and Exchange Commission filings.  Future operating results will be based on various factors, including actual industry production volumes, the impact of COVID-19 on the Company’s business and the global economy, commodity prices, the impact of restructuring actions and the Company's success in implementing its operating strategy.
The forward-looking statements in this press release are made as of the date hereof, and the Company does not assume any obligation to update, amend or clarify them to reflect events, new information or circumstances occurring after the date hereof.

About Lear Corporation

Lear, a global automotive technology leader in Seating and E-Systems, enables superior in-vehicle experiences for consumers around the world. Our diverse team of talented employees in 39 countries is driven by a commitment to innovation, operational excellence, and sustainability. Lear is Making every drive better™ by providing the technology for safer, smarter, and more comfortable journeys. Lear, headquartered in Southfield, Michigan, serves every major automaker in the world and ranks #147 on the Fortune 500. Further information about Lear is available at lear.com, or follow us on Twitter @LearCorporation.

Lear Contacts:

Alicia Davis
(248) 447-1781

Ed Lowenfeld
(248) 447-4380

###